UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2012 (October 2, 2012)

Education Management Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 2, 2012, Education Management Corporation (the “Company”) entered into an Amendment (the “Amendment”) to the Employment Agreement, dated as of June 1, 2006, by and between the Company and Edward H. West (as amended, the “Agreement”). Pursuant to the Agreement, Mr. West will serve as the Company’s Chief Executive Officer during the term of the Agreement, which is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. The Amendment provides for an increase in Mr. West’s base salary to an annual rate of $850,000. Mr. West elected to defer this increase in his base salary until July 1, 2013 and to maintain his current base salary during fiscal 2012. Mr. West’s base salary is reviewed annually and may be adjusted upward by the Board of Directors (the “Board”) or a Committee thereof, in its discretion, based on competitive data and Mr. West’s performance.

Mr. West is also eligible to receive an annual target bonus of 125% of his annual base salary under the Company’s management incentive compensation plan, which provides for the payment of bonuses based on the attainment of specified goals and objectives. To the extent that Mr. West receives any bonus with respect to fiscal year 2013, his base salary will be deemed to be $850,000 for purposes of calculating such bonus. Pursuant to the Amendment, Mr. West also received a grant of options to purchase an aggregate of 1,000,000 shares (the “Underlying Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Prior to October 2, 2020, Mr. West may exercise such options when vested, but may not dispose of any of the Underlying Shares unless and until one or more of the investment funds associated with Providence Equity Partners or Goldman Sachs Capital Partners (together, the “Principal Stockholders”) that are invested in the Common Stock sell a portion of their holdings of Common Stock.

The Company may terminate the Agreement with or without Cause (as defined in the Agreement), and Mr. West may resign, in each case (other than in the case of a termination for Cause), upon 30 days’ advance written notice to the other party. Except in the case of Mr. West’s death or disability, if Mr. West is terminated during his term other than for Cause, or if Mr. West terminates his employment with the Company for Good Reason, he is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is In Anticipation Of (as defined in the Agreement) or within two years following a Change of Control (as defined in the 2006 Stock Option Plan or successor long-term incentive plan)) the sum of Mr. West’s base salary plus his target annual bonus and (ii) a pro-rata annual bonus based on his actual annual bonus (without regard for any exercise of negative discretion under the applicable annual bonus plan). The Amendment also provides for certain payments to Mr. West or to his estate, as applicable, in the event that Mr. West’s employment with the Company terminates as a result of his death or disability.

“Good Reason,” as that term is used above, includes (a) any material diminution of authorities, titles or offices, or the assignment to Mr. West of duties that materially impair his ability to perform the durities normally assigned to an executive in his role at a corporation of the size and nature of the Company, (b) any change in the reporting structure such that Mr. West reports to someone other than the Board, (c) any failure to re-elect Mr. West to the Board, (d) a relocation of the Company’s principal office or Mr. West’s primary place of employment by more than 50 miles, (e) a material breach by the Company or any of its affiliates of any material obligation to Mr. West and (f) any failure by the Company to obtain the assumption in writing of its obligation to perform the Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after any merger, consolidation, sale or similar transaction, except where such assumptions occurs by operation of law.

The Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 18 months following termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/s/: J. Devitt Kramer
J. Devitt Kramer
Senior Vice President, General Counsel and Secretary

Dated: October 5, 2012